Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-213508) on Form S-8 of Johnson Controls International plc of our report dated October 25, 2024, with respect to the statements of net assets available for benefits of Johnson Controls Select Hourly Retirement Savings and Investment Plan as of April 30, 2024 and December 31, 2023, the related statement of changes in net assets available for benefits for the period ended April 30, 2024, which report appears in the April 30, 2024 annual report on Form 11-K of Johnson Controls Select Hourly Retirement Savings and Investment Plan.

/s/ Wipfli LLP

Milwaukee, Wisconsin
October 25, 2024